Exhibit 1.2

EXECUTION COPY

DISCOVER CARD EXECUTION NOTE TRUST

DISCOVERSERIES

Class A(2012-5)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: July 31, 2012

To:	DISCOVER CARD EXECUTION NOTE TRUST
DISCOVER BANK

Re:	Underwriting Agreement dated July 31, 2012 (the “Agreement”)

Series Designation:

DiscoverSeries.

Registration Statement:

Nos. 333-167413, 333-167413-01 and 333-167413-02.

Title of Securities:

Discover Card Execution Note Trust, DiscoverSeries Class A(2012-5) Notes (the “Notes”).

Initial Principal Amount of Notes:

$650,000,000.

Aggregate outstanding balance of Receivables in the Discover Card Master Trust I as of June 30, 2012:

$33,004,180,429.60.

Expected Date of Terms Document: August 7, 2012.

Interest Rate or Formula: One-month LIBOR plus 0.20% per year.

Time of Sale: 1:34 p.m. New York City time on July 31, 2012.

Time of Sale Information:

(1) The Preliminary Prospectus dated July 31, 2012 for the DiscoverSeries Class A(2012-5) Notes and the DiscoverSeries Class A(2012-6) Notes (the “Preliminary Prospectus”), attached as Annex 1 hereto, filed pursuant to Rule 424(b) of the Securities Act of 1933, which incorporated by reference (a) the static pool information regarding the historical performance of the Receivables for the accounts set forth in Discover Card Master Trust I’s and Discover Card Execution Note Trust’s Current Reports on Form 8-K filed on July 25, 2012 or otherwise deemed to be a part of or incorporated into the Preliminary Prospectus and (b) the other reports and documents incorporated by reference into the Preliminary Prospectus, (2) the Ratings Issuer Free Writing Prospectus dated July 31, 2012, attached as Annex 2 hereto, filed in accordance with Rule 433 of the Securities Act of 1933, which discloses the ratings issued to the DiscoverSeries

Class A(2012-5) Notes and the DiscoverSeries Class A(2012-6) Notes by the national recognized statistical rating organizations hired by Discover Bank, and (3) the Pricing Term Sheet.

If, subsequent to the Time of Sale, it is determined that such information included an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Underwriters have terminated their old purchase contracts and entered into new purchase contracts with purchasers of the Notes, then “Time of Sale Information” will also include any information that corrects such material misstatements or omissions, together with any other information, to the extent it is made available to purchasers at the time of entry into the last such new purchase contract such that “Time of Sale Information” no longer includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (“Corrective Information”).

Underwriter Information:

“Underwriter Information” shall mean the written information furnished to Discover Bank and Discover Card Execution Note Trust by the Underwriters for use in the Prospectus and set forth in the “blood letter” from the Underwriters to Discover Bank and Discover Card Execution Note Trust dated the Closing Date.

Pricing Term Sheet:

A copy of the Pricing Term Sheet, dated as of July 31, 2012, relating to the Discover Card Execution Note Trust, DiscoverSeries Class A(2012-5) Notes and DiscoverSeries Class A(2012-6) Notes (the “Pricing Term Sheet”), a document prepared by Discover Bank and Discover Card Execution Note Trust and filed as an issuer free writing prospectus that contains final transaction terms for Discover Card Execution Note Trust, DiscoverSeries Class A(2012-5) Notes and DiscoverSeries Class A(2012-6) Notes, is attached as Annex 3 hereto. The Underwriters shall have delivered the information set forth on the Pricing Term Sheet to potential investors in the Notes prior to entering into a purchase contract with the investor for the purchase of such Notes.

Terms of Sale:

The purchase price for the Notes to the Underwriters will be

99.775% of the aggregate principal amount of the Notes.

The Underwriters will offer the Notes to the public at a price equal to

100.00% of the aggregate principal amount of the Notes.

Closing Date: August 7, 2012, or such other date as may be agreed upon in writing.

Time of Delivery: 9:05 a.m., Chicago, Illinois Time, on the Closing Date, or at such other time as may be agreed upon in writing.

Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Notes. This Terms Agreement may be amended only by written agreement of the parties hereto.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC
As a Representative of the
Underwriters named in
Schedule I hereto

By:	/s/ John Slonieski

DEUTSCHE BANK SECURITIES INC.
As a Representative of the
Underwriters named in
Schedule I hereto

By:	/s/ Kristi Leo

By:	/s/ Karan Mehta

Accepted:

DISCOVER CARD EXECUTION NOTE
TRUST, as Issuer

By: Discover Bank, not in its individual capacity but solely as Depositor on behalf of the Issuer

By:	/s/ Michael F. Rickert

DISCOVER BANK

By:	/s/ Michael F. Rickert

[Signature Page to Class A(2012-5) Terms Agreement]

SCHEDULE I

UNDERWRITERS

$650,000,000 Discover Card Execution Note Trust, DiscoverSeries Class A(2012-5) Notes

Name of Underwriter	Principal Amount
Credit Suisse Securities (USA) LLC	$93,000,000
Deutsche Bank Securities Inc.	$93,000,000
Citigroup Global Markets Inc.	$92,800,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$92,800,000
RBC Capital Markets, LLC	$92,800,000
RBS Securities Inc.	$92,800,000
SG Americas Securities, LLC	$92,800,000

ANNEX 1

[PRELIMINARY PROSPECTUS]

ANNEX 2

[RATINGS ISSUER FREE WRITING PROSPECTUS]

ANNEX 3

[PRICING TERM SHEET]